EMPLOYMENT AGREEMENT
FOR
HEATHER E. BRILLIANT
This Employment Agreement (“Agreement”) is entered into this 5th day of July, 2019, by and between Diamond Hill Capital Management, Inc. (“DHCM”), a wholly-owned subsidiary of Diamond Hill Investment Group, Inc. (“DHIG”) (collectively, DHCM and DHIG shall be referred to as the “Employer”) and Heather E. Brilliant (the “Executive”).
WHEREAS, the Employer desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and
WHEREAS, the Executive desires to accept such employment and enter into such an agreement; and
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are agreed to by the parties, the Employer and the Executive hereby mutually agree as follows:
1.    Term of Employment. The Executive shall be employed by the Employer for a period beginning as soon as is permitted by her restrictions with her previous employer, but no later than November 1, 2019 (the “Effective Date”), and ending on December 31, 2024, subject to the terms and conditions set forth in this Agreement; provided, however, that beginning on December 31, 2024 and each anniversary thereof, the term of employment under this Agreement shall be automatically extended for an additional one year period, unless the Employer or the Executive provides the other party not less than 120 days prior written notice that the term shall not be so extended. The initial term, plus any extension thereof, shall be the term of employment under this Agreement (hereinafter referred to as the “Term”). Notwithstanding any provision contained in this Agreement, in the event that, after the execution of this Agreement, the Employer fails to hire the Executive (other than due to the Executive’s incapacity), the Executive will be treated as having been employed by the Employer on the Effective Date and terminated ten days later without Cause pursuant to Section 5(d) of this Agreement.
2.    Position and Duties.

(a)
During the Term, the Executive shall serve as the President and Chief Executive Officer (“CEO”) of the Employer at the Employer’s principal offices in Columbus, Ohio. In such capacity, the Executive shall have all the authorities and duties commensurate with such positions that are customary for a corporation of the Employer’s size and nature, and such other duties consistent with such positions as shall be reasonably determined from time to time by the Board of Directors of the Employer (the “Board”). The Executive shall report directly to the Board. The Executive shall hold such other positions at Affiliates of the Employer that are consistent with her positions with the Employer, as may from time to time be reasonably requested of her by the Board. For purposes of this Agreement, an “Affiliate” shall mean any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, association or organization which is, directly or indirectly, controlled by, or under common control with, the Employer.

(b)
Following the commencement of the Term, the Executive will be appointed to serve as a member of the Board. After such appointment, the Executive will serve as a member of the Board pursuant to the rules applicable to all such members.

(c)
Except as otherwise set forth in this Agreement, the Executive will devote all of her skills and her full business time and attention to her duties hereunder and in furtherance of the business and interests of the Employer and its Affiliates and, during the Term, will not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Board; provided, however, that the Executive will not be precluded from participation in community, civic, charitable or similar activities which do not unreasonably interfere with her responsibilities hereunder, subject to the prior written consent of the Board, which consent shall not be unreasonably withheld. The Employer acknowledges and agrees that the Board has consented to the Executive continuing to serve as a member of the board of the CFA Institute.

(d)
Upon termination of the Executive’s employment hereunder for any reason, the Executive shall cease to hold any position as an officer or director (or any other similar position) of any Affiliate and shall resign from all positions as an officer or director (or any other similar position) in all corporations, partnerships, limited liability companies or other entities for which the Executive is serving, at the Employer’s request, as an officer or director (or in such other similar position).

3.    Compensation.

(a)
Base Salary. During the Term, the Executive will receive an annual base salary of $400,000. The Board will review the Executive’s base salary annually and, in its discretion, may recommend increases, but not decreases, to the amount of such base salary based upon procedures of the Employer that determine adjustments for other executives of the Employer. The initial annual base salary, together with any increases, shall be the Executive’s annual base salary (“Base Salary”). The Base Salary will be payable in accordance with the Employer’s regular payroll payment practices.

(b)
Annual Cash Incentive. Each calendar year during the Term, the Executive will be eligible for a cash incentive payment, with an annual target equal to $600,000. Such annual cash incentive payment shall be determined, based upon the Executive’s satisfaction of goals and objectives established by the Board in advance, in consultation with the Executive for the relevant calendar year. Notwithstanding any provision contained herein, for the period beginning on the Effective Date and ending on December 31, 2019, the Executive shall receive a minimum cash incentive payment hereunder equal to (A) the target amount noted above, multiplied by (B) a fraction, the numerator of which is the number of days remaining in the calendar year on and after the Effective Date and the denominator of which is 365. Any payments to be made pursuant to this Section 3(b) will be made to the Executive in cash no later than March 15th of the calendar year following the calendar year for which such cash incentive is payable and shall be subject to the Employer’s Compensation Recoupment and Restitution Policy.

(c)
Annual Equity Incentive. Each calendar year during the Term, the Executive will be eligible for an incentive equity award, with an annual target fair market value equal to $1,150,000. Payment of such annual equity incentive award will be determined, based upon the Executive’s satisfaction of goals and objectives established by the Board in consultation with the Executive. Notwithstanding any provision contained herein, for the period beginning on the Effective Date and ending on December 31, 2019, the Executive shall receive an incentive equity award with a minimum value equal to (A) the annual target value noted above, multiplied by (B) a fraction, the numerator of which is the number of days remaining in the 2019 calendar year on and after the Effective Date and the denominator or which is 365. Any portion of the annual equity incentive award that vests and is payable pursuant to this Section 3(c) will be paid to the Executive no later than March 15th of the calendar year following the calendar year for which such annual equity incentive award is payable and shall be subject to the Employer’s 5-year sale restriction and its Compensation Recoupment and Restitution Policy.

(d)
Initial Cash Award. Within 30 days following the date of this Agreement, the Employer shall pay the Executive a single lump sum amount equal to $1,000,000. In addition, in the event that the Employer should terminate the Executive’s employment for Cause pursuant to the provisions of Section 5(c) hereof, or if the Executive should terminate her employment without Good Reason pursuant to the provisions of Section 5(e) hereof, in either case prior to the second anniversary of the Effective Date, the Executive shall repay a prorated amount of the initial cash award described in this Section 3(d). The prorated amount to be repaid, if any, shall be equal to the initial cash award described in this Section 3(d), multiplied by a fraction, the numerator of which is 730 minus the number of days remaining until the second anniversary of the Effective Date and the denominator of which is 730.

(e)
Initial Equity Award. Within 30 days following the Effective Date, the Employer shall grant to the Executive an initial award of restricted stock (the “Initial Equity Award”), for shares of the Employer’s common stock with a fair market value equal to $3,000,000 on such date of grant. Such equity award will be subject to a 5-year cliff vesting schedule (and with full vesting upon a Change in Control, and as described in Section 6(a)(vi) hereof), shall provide for current payment of all cash dividends payable on its underlying common stock, and shall otherwise be subject to such other terms and conditions to be included in the applicable award agreement, the form of which is included as Exhibit A to this Agreement.

(f)
Additional Long-Term Incentive Awards. The Executive will participate in all annual long-term incentive arrangements made available by the Employer to other senior executives, at levels commensurate with the Executive’s position and performance, on terms and conditions no less favorable than those provided to other senior executives generally.

4.    Fringe Benefits and Expenses.

(a)
Fringe Benefits. During the Term, the Employer will provide the Executive with all health and life insurance coverages, disability programs, tax-qualified retirement plans, equity compensation programs, paid holidays, paid vacation, perquisites, and such other fringe benefits of employment as the Employer may provide from time to time to actively employed senior executives of the Employer. Notwithstanding any provision contained in this Agreement, the Employer may discontinue or terminate at any time any employee benefit plan, policy or program described in this Section 4(a), now existing or hereafter adopted, to the extent permitted by the terms of such plan, policy or program and will not be required to compensate the Executive for such discontinuance or termination.

(b)
Expenses. During the Term, the Employer shall reimburse the Executive for all reasonable travel, industry, entertainment, and out-of-pocket and miscellaneous expenses incurred by the Executive in connection with the performance of the Executive’s business activities under this Agreement in accordance with the existing policies and procedures of the Employer pertaining to reimbursement of such expenses to senior executives. In addition, within 30 days following the date of this Agreement, the Employer shall reimburse the Executive for reasonable attorneys’ fees incurred by her in the negotiation and drafting of this Agreement up to a maximum amount of $10,000.

(c)	Paid Vacation. During the Term, the Executive shall be entitled to 6 weeks paid vacation each year, prorated for the period beginning on the Effective Date and ending on December 31, 2019.
5.    Termination of Employment. For purposes of this Agreement, any reference to the Executive’s “termination of employment” (or any form thereof) shall mean the Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation §1.409A-1(h).

(a)
Death of Executive. The Term and the Executive’s employment will terminate upon the Executive’s death and the Executive’s beneficiary (as designated by the Executive in writing with the Employer prior to the Executive’s death) will be entitled to the following payments and benefits:

(i)	Any Base Salary that is accrued but unpaid and any business expenses that are unreimbursed – all, as of the date of termination of employment.

(ii)	Any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.

(iii)	Any annual cash incentive award for a completed year that has not yet been paid as of the date of the Executive’s death.
The payments described in Sections 5(a)(i) and (ii) are hereinafter collectively referred to as the “Accrued Obligations.” In the absence of a beneficiary designation by the Executive, or, if the Executive’s designated beneficiary does not survive her, payments and benefits described in this Section 5(a) will be paid to the Executive’s estate. Any payments due under Section 5(a)(i) and Section 5(a)(iii) shall be made within 30 days after the date of the Executive’s termination of employment.

(b)
Disability. The Term and the Executive’s employment may be terminated by the Employer upon 60 days written notice from the Employer following the determination, as set forth immediately below, that the Executive suffers from a Permanent Disability. For purposes of this Agreement, “Permanent Disability” means a physical or mental impairment that renders the Executive incapable of performing the essential functions of the Executive’s job, on a full-time basis, even taking into account reasonable accommodation required by law, qualifying the Executive for benefits under the Employer’s long-term disability plan. During any period that the Executive fails to perform the Executive’s duties hereunder as a result of a Permanent Disability (“Disability Period”), the Executive will continue to receive the Executive’s Base Salary at the rate then in effect for such period until the Executive’s employment is terminated pursuant to this Section 5(b); provided, however, that payments of Base Salary so made to the Executive will be reduced by the sum of the amounts, if any, that were payable to the Executive at or before the time of any such salary payment under any disability benefit plan or plans of the Employer and that were not previously applied to reduce any payment of Base Salary. In the event that the Employer elects to terminate the Executive’s employment due to Disability, the Executive will be entitled to payment, within 30 days following termination of employment, of (i) the Accrued Obligations, and (ii) any annual cash incentive award for a completed year that has not yet been paid as of the date of termination of employment.

(c)	Termination of Employment for Cause. The Employer may terminate the Term and the Executive’s employment upon written notice at any time for “Cause.”

(i)
For purposes of this Agreement, “Cause” means the Executive has (A) caused the Employer or any of its Affiliates, other than pursuant to the advice of the Employer’s legal counsel, to violate a law which, in the opinion of the Employer’s legal counsel, is reasonable grounds for civil penalties in excess of $250,000 or criminal penalties against the Employer, an Affiliate or the Board; (B) engaged in conduct which constitutes a material violation of the established written policies or procedures of the Employer regarding the conduct of its employees, including policies regarding sexual harassment of employees and use of illegal drugs or substances in the course of the Executive’s employment with the Employer; (C) committed fraud, or acted with willful misconduct or gross negligence, in carrying out her duties under this Agreement; (D) been convicted of any crime involving moral turpitude or a violation of federal or state securities or investment advisor laws; or (E) committed a material breach of any material covenant or obligation, or failed to undertake in good faith any material covenant, provision or undertaking set forth in this Agreement.

(ii)	In the event that the Employer terminates the Executive’s employment for Cause, the Executive will be entitled to payment of the Accrued Obligations.

(d)
Termination Without Cause. The Employer may terminate the Term and the Executive’s employment for any reason upon 60 days prior written notice to the Executive. If the Executive’s employment is terminated by the Employer for any reason other than the reasons set forth in subsections (a), (b) or (c) of this Section 5, the Executive will be entitled to the following payments and benefits:

(i)	Payment of the Accrued Obligations.

(ii)	A single lump sum payment equal to the Executive’s Base Salary in effect at termination of employment.

(iii)
A single lump sum payment equal to the sum of (A) the annual cash incentive payment made to the Executive for the calendar year preceding termination of employment (or, for a termination occurring in 2019 or 2020, the annual target value of such annual cash incentive payment); and (B) the value of the annual equity incentive award paid to the Executive for the calendar year preceding termination of employment (or, for a termination occurring in 2019 or 2020, the annual target value of such annual equity incentive award).

(iv)	Payment of any annual cash incentive award for a completed year that has not yet been paid as of the date of termination of employment.

(e)
Voluntary Termination by Executive Other Than for Good Reason. The Executive may resign and terminate the Term and the Executive’s employment with the Employer other than for Good Reason upon not less than 60 days prior written notice to the Employer. In the event that the Executive terminates the Executive’s employment voluntarily pursuant to this Section 5(e), the Executive will be entitled to payment of the Accrued Obligations.

(f)
Good Reason Termination. The Executive may resign and terminate the Term and the Executive’s employment with the Employer for “Good Reason” if (A) the Executive gives written notice of the Good Reason event to the Employer within 90 days after the Executive first learns of the event constituting Good Reason, (B) the

Good Reason event remains uncured for 30 days after notice of the event is given, and (C) the Executive gives 30 days prior written notice of her resignation within 30 days after expiration of such cure period.

(i)
For purposes of this Agreement, the Executive will have “Good Reason” to terminate the Executive’s employment with the Employer if any of the following events occur without the Executive’s consent (provided the Employer does not fully cure the effect of such event within 30 days following its receipt of written notice of such event from the Executive):

(A)	A material reduction of the Executive’ Base Salary;

(B)	A relocation of the Executive’s principal place of employment to a location more than 50 miles from her principal place of employment before such relocation;

(C)
The Employer assigns the Executive to duties that are materially inconsistent in any respect with the Executive’s position (including, without limitation, her status, office and title) authority, duties or responsibilities, or takes any other action that results in a material diminution in the Executive’s position, authority, duties or responsibilities;

(D)	The Employer changes the Executive’s reporting structure within the organization so that she no longer reports directly to the Board; or

(E)	The Employer materially breaches any material covenant, or obligation set forth in this Agreement or any other written agreement, plan or arrangement.

(ii)
In the event that the Executive terminates the Term and the Executive’s employment with the Employer for Good Reason pursuant to this Section 5(f), the Executive will be entitled to receive the payments and benefits described in Section 5(d) hereof, as if her employment had been terminated by the Employer without Cause.

(g)
Expiration of Term of Agreement. If the Term expires and it is not extended by the parties, the Executive’s employment will terminate at the end of such term and the Executive will be entitled to payment of (i) the Accrued Obligations; (ii) the annual cash incentive payment for the final year of the Term; and (iii) the annual equity incentive for the final year of the Term.

6.    Change In Control.

(a)
Occurrence of Change in Control Event. In the event that a Change in Control occurs and, within 6 months prior or 24 months following such Change in Control, the Executive’s employment is terminated by the Employer or its successor without Cause as described in Section 5(d) or is terminated for Good Reason by the Executive as described in Section 5(f), then, in lieu of any payment that might be provided under Section 5 of this Agreement, the Executive will be entitled to the following payments and benefits from the Employer or its successors:

(i)	Payment of the Accrued Obligations.

(ii)
A single lump sum payment equal to the greater of (A) the Executive’s annual Base Salary in effect at termination of employment; or (B) the Base Salary paid or payable to the Executive with respect to the most recently completed calendar year of the Employer..

(iii)
A single lump sum payment equal to the sum of (A) the annual cash incentive payment made to the Executive for the calendar year preceding termination of employment (or, for a termination occurring in 2019 or 2020, the annual target value of such annual cash incentive payment); and (B) the value of the annual equity incentive award paid to the Executive for the calendar year preceding termination of employment (or, for a termination occurring in 2019 or 2020, the annual target value of such annual equity incentive award).

(iv)	Payment of any annual cash incentive award for a completed year that has not yet paid as of the date of termination of employment.

(v)
A single lump-sum payment equal to the sum of (A) the Executive’s target annual cash incentive award; and (B) the value of the Executive’s target annual equity incentive award; multiplied by a fraction, the numerator of which is 365 minus the number of days remaining in the calendar year after the date of termination and the denominator of which is 365.

(vi)	Full vesting of the Initial Equity Award, to the extent not previously vested in a Change in Control transaction.
Any payments due under this Section 6(a) shall be made within 60 days after the date of the Executive’s termination of employment.

(b)	Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i)
Any transaction or series of transactions, whereby any person [as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)], is or becomes the beneficial owner (as that term is used in Section 13(d) of the Act), directly or indirectly, of securities of DHIG representing fifty percent (50%) or more of the combined voting power of

DHIG’s then outstanding securities; provided, that for purposes of this paragraph, the term “person” will exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of DHIG or an Affiliate, and (B) a corporation owned directly or indirectly by the stockholders of DHIG in substantially the same proportions as their ownership in DHIG;

(ii)
Any merger, consolidation, other corporate reorganization or liquidation of DHIG in which DHIG is not the continuing or surviving corporation or entity or pursuant to which its common shares would be converted into cash, securities, or other property, other than (A) a merger or consolidation with a wholly-owned subsidiary, (B) a reincorporation of DHIG in a different jurisdiction, or (C) any other transaction in which there is no substantial change in the stockholders of DHIG;

(iii)
Any merger or consolidation of DHIG with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not stockholders of DHIG immediately prior to such merger, consolidation, or other reorganization;

(iv)	The sale, transfer, or other disposition of all or substantially all of the assets of DHIG in one transaction or a series of transactions; or

(v)
A change or series of related or unrelated changes in the composition of the Board of Directors of DHIG, during any twenty-four (24) month period beginning on the Effective Date, as a result of which fewer than fifty percent (50%) of the incumbent directors are directors who either (A) had been directors of DHIG on the later of the Effective Date or the date twenty-four (24) months prior to the date of the event that may constitute a Change in Control (the “Original Directors”), or (B) were elected, or nominated for election, to the Board of Directors of DHIG with the affirmative votes of at least a majority of the aggregate of the Original Directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved.

(c)	Excess Parachute Payments and Other Limitations on Payment.

(i)
Notwithstanding anything to the contrary in this Agreement, if any payments or benefits paid or payable to the Executive pursuant to this Agreement or any other plan, program or arrangement maintained by the Employer or an Affiliate would constitute a “parachute payment” within the meaning of Section 280G of the Code, then the Executive shall receive the greater of: (A) one dollar ($1.00) less than the amount which would cause the payments and benefits to constitute a “parachute payment”, or (B) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by the Executive on such payments and benefits, if such amount would be greater than the amount specified in Section 6(c)(i)(A), after taking into account all federal, state and local taxes payable by the Executive on such payments and benefits. Any reduction to any payment made pursuant to this Section 6(c)(i) shall be made consistent with the requirements of Section 409A of the Code.

(ii)
If any payments otherwise payable to the Executive pursuant to this Agreement are prohibited or limited by any statute, regulation, order, consent decree or similar limitation in effect at the time the payments would otherwise be paid (a “Limiting Rule”): the Employer (A) shall pay the maximum amount that may be paid after applying the Limiting Rule; and (B) shall use commercially reasonable efforts to obtain the consent of the appropriate agency or body to pay any amounts that cannot be paid due to the application of the Limiting Rule. The Executive agrees that the Employer shall not have breached its obligations under this Agreement if it is not able to pay all or some portion of any payment due to the Executive as a result of the application of a Limiting Rule.

7.    Release. As a condition to receiving any payments, other than payment of the Accrued Obligations, pursuant to this Agreement, the Executive agrees to release the Employer and all of its Affiliates, employees and directors from any and all claims that the Executive may have against the Employer and all of its Affiliates, employees and directors up to and including the date the Executive signs a Waiver and Release of Claims (“Release”), in a conforming form of release provided by the Employer that does not impose any additional restrictions on the Executive that are more restrictive than those provided under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges that the Executive is not entitled to receive, and will not receive, any severance payments pursuant to this Agreement (but not Accrued Obligations) unless and until the Executive provides the Employer with said Release prior to the first date that such severance payment is to be made or is to commence. Notwithstanding anything to the contrary in this Agreement, to the extent that the date for which a severance payment constituting “nonqualified deferred compensation” (as defined in Section 409A of the Code) could be in one calendar year or a subsequent calendar year, such severance payments shall not be made until the subsequent calendar year.
8.    Nonexclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Employer and for which the Executive may qualify, nor will anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Employer. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Employer at or after the date of termination of employment, will be payable in accordance with such plan or program.
9.    Covenants.

(a)
Non-Competition. Executive agrees that, during the Term, including any extension thereof, and for a period of one year thereafter following the Executive’s termination of employment, the Executive shall not, without the express written consent of the Employer, directly or indirectly, either for the Executive or for or with any other person, partnership, corporation or company, own, manage, control, participate in, consult with, render services for, permit the Executive’s name to be used or in any other manner engage in any activity which is in material and direct competition with any material investment strategy conducted by the Employer or an Affiliate at the time of the Executive’s termination of employment. For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, consultant, partner, investor, sole proprietor, agent, member, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, however, that the foregoing investment limitations shall not include passive ownership of less than 1% of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market, so long as the Executive has no active participation in the business of such corporation

(b)
Non-Solicitation. The Executive agrees that, during the Term, including any extension thereof, and for a period of one year thereafter following the Executive’s termination of employment, the Executive shall not, without the express written consent of the Employer:

(i)
Call upon or solicit, either for the Executive or for any other person or firm that engages in material and direct competition with any material investment strategy conducted by the Employer or an Affiliate, any customer with whom the Employer or any Affiliate directly conducts business during the Term; or interfere with any relationship, contractual or otherwise, between the Employer or any Affiliate and any customer with whom the Employer or any Affiliate directly conducts business during the Term; or

(ii)	Induce any person who is at the date of the Executive’s termination of employment an employee, officer or agent of the Employer or any Affiliate to terminate said relationship.

(c)
Confidential Information. The Executive will hold in a fiduciary capacity, for the benefit of the Employer and its current and future Affiliates, all trade secrets (as defined in Ohio Revised Code section 1331.61), secret or confidential information, knowledge, and data relating to the Employer and any current or future Affiliate, that shall have been obtained by the Executive in connection the Executive’s employment with the Employer and that is not public knowledge (other than by acts by the Executive or the Executive’s representatives in violation of this Agreement) (collectively, “Confidential Information”). During the Term and after termination of the Executive’s employment with the Employer, the Executive will not, without the prior written consent of the Employer, communicate or divulge any Confidential Information to anyone other than the Employer or those designated by it, unless such communication is (i) required pursuant to a compulsory proceeding in which the Executive’s failure to provide such Confidential Information would subject the Executive to criminal or civil sanctions and then only to the extent that the Executive provides prior notice to the Employer prior to disclosure, or (ii) permitted by the last sentence of Section 9(d).

(d)
Non-Disparagement. The parties agree that during the Term and following Executive’s termination of employment, neither the Executive nor the Employer shall make any public statements which disparage the other party, including without limitation, any director, officer or employee of the Employer or an Affiliate. Nothing in this Agreement or elsewhere is intended to prohibit either party from (i) making truthful statements (A) when required by order of a court, governmental body or regulatory body having appropriate jurisdiction or (B) when requested by a governmental or quasi-governmental agency or body, or when disclosure is protected by law; and (ii) making disclosures in the course of any proceeding described in Section 16, or in confidence to an attorney or other professional advisor for the purpose of securing professional advice.

(e)	Enforcement of Restrictive Covenants.

(i)
In the event of a breach by the Executive of any covenant set forth in Section 9(a) or (b), the term of such covenant will be extended by the period of the duration of such breach and such covenant will survive any termination of this Agreement but only for the limited period of such extension.

(ii)
The restrictions on competition, solicitation, the release of Confidential Information and non-disparagement provided herein shall be in addition to any similar restrictions contained in any other agreement between the Employer and the Executive and may be enforced by the Employer and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. The provisions of Sections 9(a), (b), (c) and (d) of this Agreement constitute an essential element of this Agreement, without which the Employer would not have entered into this Agreement. Notwithstanding any other remedy available to the Employer at law or at equity, the parties hereto agree that the Employer or any successor thereto, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of Sections 9(a), (b), (c) and/or (d).

(iii)
If the scope of any restriction contained in Section 9(a), (b) or (c) of this Agreement is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

(f)
Return of Property. The Executive agrees that, upon the Executive’s termination of employment, the Executive shall promptly return to Employer any keys, credit cards, passes, confidential documents or material, or other property belonging to the Employer, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Employer or any Affiliate or containing any Confidential Information relating to the Employer of any Affiliate, except any personal diaries, calendars, rolodexes, personal notes or correspondence and copies of documents evidencing the Executive’s personal rights and obligations. The Executive is also permitted to disclose her post employment restrictions, in confidence, to any subsequent or prospective employer.

(g)
Cooperation. The Executive agrees that during the Term and following the Executive’s termination of employment, the Executive shall be reasonably available to testify truthfully on behalf of the Employer or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Employer, or any Affiliate, in all reasonable respects in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board, or their representatives or counsel, or representatives or counsel to Employer, or any Affiliate, as requested; provided, however that the same does not materially interfere with the Executive’s then-current professional activities. The Executive shall be reimbursed for her out-of-pocket expenses reasonably incurred in providing such cooperation, even if she is no longer employed by the Employer at the time of such cooperation.

10.    No Mitigation. The Executive is not required to mitigate the amount of any payment or benefit described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit hereunder be reduced by any compensation that the Executive earns in any capacity after termination of employment or by reason of the Executive’s receipt of or right to receive any retirement or other benefits after termination of employment.
11.    Indemnification. The Executive shall be indemnified (and advanced expenses) by the Employer to the fullest extent permitted in the case of officers under the Employer’s Articles of Incorporation or Regulations, to the maximum extent permitted under applicable law. The Executive will be covered at all times during the Term under the Employer’s Director and Officer Liability Insurance (“DOL Insurance”) and, after the Term ends for whatever reason, the Employer shall use commercially reasonable efforts to continue its DOL Insurance for the Executive under substantially similar terms and in substantially similar amounts as in existence prior to the termination of the Executive’s employment. The DOL Insurance shall be maintained for at least six (6) years from termination of employment and without limiting the foregoing, the Executive shall not be excluded from coverage under such DOL Insurance during such period.

12.    Representations of Executive. The Executive hereby represents and warrants, which representations and warranties will survive the execution and delivery of this Agreement, that: (a) Executive is not a party to or otherwise subject to any other plan, agreement or arrangement that would prohibit Executive from performing the duties described herein; and (b) Executive has taken all other steps as may be required by law or by any applicable regulatory body, for Executive to perform the duties described herein.
13.    Assignment and Survivorship of Benefits. The rights and obligations of the Employer under this Agreement will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer. If the Employer shall at any time be merged or consolidated into, or with, any other company, or if substantially all of the assets of the Employer are transferred to another company, the provisions of this Agreement will be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets have been transferred, and this provision will apply in the event of any subsequent merger, consolidation, or transfer.
14.    Notices. Any notice given to either party to this Agreement will be in writing, and will be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:
If to the Employer:    Diamond Hill Investment Group, Inc.
Attention: Chairman, Board of Directors
325 John H. McConnell Blvd.
Suite 200
Columbus, Ohio 43215

If to the Executive:    Heather E. Brilliant
At the last address on file with the Employer

15.    Taxes. Anything in this Agreement to the contrary notwithstanding, all payments and benefits required to be made or provided hereunder by the Employer to the Executive will be subject to withholding of such amounts relating to taxes as the Employer may reasonably determine that it should withhold pursuant to any applicable law or regulations.
16.    Arbitration Enforcement of Rights. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, except with respect to Section 9, will be settled by arbitration in Columbus, Ohio in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Each party will bear its own costs of arbitration, except that the Employer shall bear the cost of the arbitrator.
17.    Governing Law; Captions; Severance. This Agreement will be construed in accordance with, and pursuant to, the laws of the State of Ohio, excluding any conflicts of laws principles. The captions of this Agreement will not be part of the provisions hereof, and will have no force or effect. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this Section 17, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance. No waiver of the applicability of any provision of this Agreement shall be effective unless it is in a writing that expressly incorporates the provision being waived and it is executed by the party against whom it is sought to be enforced.
18.    Entire Agreement; Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended only by mutual written agreement executed by the parties that incorporates the provision(s) being amended. This Agreement may be executed in one or more counterparts, and signatures delivered by facsimile (including, without limitation, by portable document format) shall be effective for all purposes.
19.    Six-Month Distribution Delay for Specified Employees. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A of the Code) of the Employer or any of its Affiliates, as determined pursuant to the Employer’s policy for identifying specified employees, on the date of the Executive’s termination of employment and the Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit, as applicable, shall not be paid or provided (or begin to be paid or provided) until the first day of the seventh month following the date of the Executive’s termination of employment (or, if earlier, the date of the Executive’s death). The first payment that can be made to the Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Section 409A(a)(2)(B)(i) of the Code.
20.    Compliance with Section 409A of the Code. This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Code and the parties agree to amend any provision (or part thereof) to the extent necessary to comply with Section 409A of the Code (or any exemption thereunder) without diminution of the economic benefits of such provision. For purposes of Section 409A of the Code, each individual payment payable under the Agreement shall be deemed to be a “separate payment” within the meaning of Section 409A of the Code. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A of the Code, either as separation pay or as short-term deferrals, to the maximum possible extent.
21.    Remedies Cumulative. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or current or future law or in equity. The failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.

22.    Opportunity to Review. The Executive represents that the Executive has been provided with an opportunity to review the terms of this Agreement with legal counsel
23.    No Presumption. The parties agree that this Agreement is the product of negotiations between parties representing by legal counsel and that the presumption of interpreting ambiguities against the drafter of this Agreement shall not apply.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.
DIAMOND HILL CAPITAL MANAGEMENT, INC.

By: /s/ Thomas E. Line

Title: Chief Financial Officer

EXECUTIVE

/s/ Heather E. Brilliant
Heather E. Brilliant